EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

The Registrant has three subsidiaries, Unity Bank, Unity (NJ) Statutory Trust II and Unity (NJ) Statutory Trust III.  Unity Bank has five subsidiaries, Unity Investment Services, Inc., Unity Participation Company, Inc. , Unity Financial Services, Inc., AJB Residential Realty Enterprises, Inc. and AJB Commercial Realty, Inc.

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